Exhibit 99.1

BYLINE BANCORP ANNOUNCES PRICING OF OFFERING OF ADDITIONAL SUBORDINATED NOTES

CHICAGO, IL – July 30, 2020 – Byline Bancorp, Inc. (“Byline”) (NYSE: BY), the parent company of Byline Bank (the “Bank”), today announced the pricing of the public offering of an additional $25.0 million aggregate principal amount of its 6.000% Fixed-to-Floating Rate Notes due 2030 (the “Notes”). The Notes are an addition to, and fully fungible with, and will rank equally in right of payment with and form a single series with the $50.0 million aggregate principal amount of the 6.000% Fixed-to-Floating Rate Notes due 2030 that Byline issued on June 26, 2020. The Notes will be issued to the public at 100.617% of par. Interest on the Notes will accrue at a rate equal to (i) 6.000% per annum from the original issue date of June 26, 2020, to, but excluding, July 1, 2025 or the date of earlier redemption, payable semi-annually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the Notes), plus a spread of 588 basis points from and including July 1, 2025, to, but excluding, the maturity date or the date of earlier redemption, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on August 3, 2020, subject to customary closing conditions.

Byline estimates that the net proceeds of the offering will be approximately $24.8 million, after deducting underwriting discounts and before expenses payable by Byline. Byline intends to use the net proceeds from the offering of the Notes for general corporate purposes, including as working capital and to further capitalize the Bank.

Keefe, Bruyette & Woods, A Stifel Company, is acting as the sole book-running manager for the Notes offering.

The offering of the Notes is being made pursuant to an effective registration statement (File No. 333-233583) (including prospectus), a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of either the prospectus supplement or the registration statement or prospectus relating thereto.

Prospective investors should read the prospectus supplement and accompanying prospectus in the registration statement and other documents Byline has filed or will file with the SEC for more complete information about Byline and the offering. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the Notes offering can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained by calling Keefe, Bruyette & Woods, Inc. toll free at 866-805-4128.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $6.4 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Byline. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’, “target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements involve estimates and known and unknown risks, and reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication.

The COVID-19 pandemic is adversely affecting us, our employees, customers, counterparties and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in U.S. or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.

No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication.

Certain risks and important factors that could affect Byline’s future results are identified in its Annual Report on Form 10-K and other reports filed with the SEC, including among other things under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Any forward-looking statement speaks only as of the date on which it is made, and Byline undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise unless required under the federal securities laws.

Contacts:

Investors:	Media:

Tony Rossi	Erin O’Neill
Financial Profiles, Inc.	Director of Marketing
310-622-8221	Byline Bank
BYIR@bylinebank.com	773-475-2901
eoneill@bylinebank.com